Exhibit 10.8

BRIDGING AGREEMENT
This Bridging Agreement (the “Agreement”) is made and entered into as of the Agreement Effective Date (as defined below) by and between Weatherford Worldwide Holdings GmbH, a Swiss company with limited liability (“Seller”), and ADES International Holding Ltd., a Dubai International Financial Centre entity (“Purchaser”). Seller and Purchaser are at times hereinafter referred to collectively as the “Parties” and, each individually, as a “Party.” Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Master Purchase Agreements (as defined below).
RECITALS
1.Seller has agreed to sell, and Purchaser has agreed to acquire, certain assets of Seller relating to its oil and gas land contract drilling business in the People’s Democratic Republic of Algeria, the State of Kuwait and the Kingdom of Saudi Arabia (the “Business”).
2.In furtherance of the foregoing, and as an accommodation to Purchaser, Seller and Purchaser have entered into two separate purchase and sale agreements documenting the purchase and sale of the Business, being that certain (i) Sale and Purchase Agreement, dated as of July 11, 2018, pertaining to the sale of the Purchased Assets and Assumed Liabilities owned by Seller and its Affiliates in the People’s Democratic Republic of Algeria and the State of Kuwait (as amended, supplemented or modified from time to time, the “AK Master Purchase Agreement”); and (ii) Sale and Purchase Agreement, dated as of July 11, 2018, pertaining to the sale of the Purchased Assets and Assumed Liabilities owned by Seller and its Affiliates in the Kingdom of Saudi Arabia (as amended, supplemented or modified from time to time, the “KSA Master Purchase Agreement”, and collectively with the AK Master Purchase Agreement, the “Master Purchase Agreements”).
3.The Parties desire to enter into this Agreement for purposes of confirming various covenants and agreements as between each of the Master Purchase Agreements, including with respect to the effectiveness of the Master Purchase Agreements, the exercise of certain rights, and performance of certain obligations under each Master Purchase Agreement.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual agreements and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
THE MASTER PURCHASE AGREEMENTS
Section 1.1     Confirmation. The Parties acknowledge and agree that the Parties have entered into separate Master Purchase Agreements for the convenience of Purchaser in connection with its financing activities, and hereby confirm in all respects the terms and conditions of the Master Purchase Agreements. The Parties further agree that the Master Purchase Agreements shall be read together as a single agreement for purposes of the Contemplated Transactions.
Section 1.2     Agreement Effective Date. The Parties hereby agree that for purposes of this Agreement, the “Agreement Effective Date” shall be the “Effective Date” set forth in each Master Purchase Agreement.
Section 1.3     Closings. For the avoidance of doubt, the Parties agree that the conditions to any Closing in Article 6 of the Master Purchase Agreements shall be interpreted and construed on a country-by-

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country basis, and the conditions applicable to the Purchased Assets in one country shall not apply to the Purchased Assets in another country. With respect to the AK Master Purchase Agreement, references to the Initial Closing shall be interpreted and construed to mean the first Closing at which the Algeria Assets, Kuwait Assets or the Purchased Assets (as defined in the KSA Master Purchase Agreement) has occurred.
Section 1.4     Termination; Effect of Termination. The Parties agree that except for Purchaser’s right to partially terminate the AK Master Purchase Agreement pursuant to Section 7.1(d), or as otherwise agreed to by the Parties in writing, (a) if no Closing has occurred, any termination of one Master Purchase Agreement shall be deemed an automatic termination of the other Master Purchase Agreement prior to a Closing pursuant to Section 7.1 without any further action by the terminating Party (b) if any Closing has occurred, any termination of one Master Purchase Agreement shall be deemed an automatic termination of the other Master Purchase Agreement in respect of any Closing that has not taken place under such other Master Purchase Agreement pursuant to Section 7.1 of such other Master Purchase Agreement without any further action by the terminating Party; provided, however, that, in any event, neither Party shall be entitled to terminate a Master Purchase Agreement pursuant to Section 7.1(b) thereof (and no notice of termination shall be effective) unless that Party also terminates (and is entitled to terminate) the other Master Purchase Agreement prior to a Closing pursuant to Section 7.1(b) of that other Master Purchase Agreement, it being acknowledged and agreed that once any Closing has occurred, no Party has any right to terminate either Master Purchase Agreement pursuant to Section 7.1(b).
Section 1.5     Indemnification; Limitation of Liability. For the avoidance of doubt, the Parties agree that the limitations set forth in Sections 8.5, 8.6, 8.7 and 11.12 of the Master Purchase Agreements shall be interpreted and construed such that both Parties, as applicable, shall be entitled to receive the maximum benefit thereunder (including aggregating amounts except that the claims threshold of $50,000 referred to in Section 8.5(a) of the Master Purchase Agreements shall not be aggregated). Solely by way of illustration, Seller will have no indemnity obligation in respect of any individual claims arising under Section 8.5(a) of either Master Purchase Agreement where the indemnifiable Losses relating thereto are less than $50,000, however (i) the amount of the Deductible under the Master Purchase Agreements would be calculated based upon the aggregate Cash Consideration actually paid by Purchaser under the Master Purchase Agreements; (ii) the amount of the 12% limit in Section 8.5(a) of the Master Purchase Agreements would be calculated based on the aggregate Cash Consideration actually paid by Purchaser under the Master Purchase Agreements (it being acknowledged that the aggregate limit under Section 8.5(a) of both Master Purchase Agreements taken together would be 12% of the aggregate Cash Consideration actually paid by Purchaser under the Master Purchase Agreements); and (iii) where the 12% limit is not applicable under Section 8.5(a) of the Master Purchase Agreements the aggregate total amount in respect of which the Seller (including its Affiliates) may be liable as referred to in Section 8.5(a) of the Master Purchase Agreements would be calculated based on the aggregate Cash Consideration actually paid by Purchaser under the Master Purchase Agreements (it being acknowledged that the aggregate limit under Section 8.5(a) of both Master Purchase Agreements taken together would be the aggregate Cash Consideration actually paid by Purchaser under the Master Purchase Agreements).
Section 1.6     Seller Parent. For the avoidance of doubt, the Seller Parent hereby acknowledges and agrees that the guarantee given by it in Section 11.17 of the Master Purchase Agreements continues and is not altered, modified or amended by this Agreement.
Section 1.7     Transaction Document. The Parties and the Seller Parent hereby agree that this Agreement is a Transaction Document for the purposes of each Master Purchase Agreement.

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ARTICLE 2
GENERAL PROVISIONS
Section 2.1     Interpretation, Conflict of Terms. It is the intention of the Parties that this Agreement shall be consistent with the terms of the Master Purchase Agreements, and that this Agreement, the Master Purchase Agreements and the other Transaction Documents constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, or either of them, written or oral, with respect to the subject matter thereof. In the event of any conflict between the Master Purchase Agreements and this Agreement, the provisions of this Agreement shall control. The Parties agree that save as expressly set out herein nothing in this Agreement shall be deemed to constitute an amendment or modification to the terms of the Master Purchase Agreements, and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of the Parties or their respective Affiliates from those contained in the Master Purchase Agreements.
Section 2.2     Notices. All notices and other communications under this Agreement must be in writing and must be delivered in accordance with Section 11.1 of the Master Purchase Agreements.
Section 2.3     Amendment. This Agreement may be amended, modified or supplemented at any time by the Parties and the Seller Parent, through an instrument identifying itself as an amendment to this Agreement and signed by all Parties and the Seller Parent.
Section 2.4     Waiver and Remedy. Either Party and the Seller Parent may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party or the Seller Parent contained in this Agreement or the Master Purchase Agreements or (c) waive compliance with any of the covenants or conditions for the benefit of such Party or the Seller Parent, subject to the following: (i) any such extension or waiver by a Party or the Seller Parent will be valid only if set forth in a written document signed on behalf of the Party against whom the extension or waiver is to be effective (or the Seller Parent, as applicable); (ii) no extension or waiver will apply to any time for performance, breach, or inaccuracy in any representation or warranty, or noncompliance with or non-fulfillment of any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a Party or the Seller Parent in exercising any right or remedy under this Agreement, the Master Purchase Agreements or any of the documents delivered pursuant to this Agreement or the Master Purchase Agreements, and no course of dealing between the Parties or the Seller Parent, as applicable, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 8.6 of the Master Purchase Agreements, any enumeration of a Party’s or the Seller Parent’s rights and remedies in this Agreement and the Master Purchase Agreements is not intended to be exclusive, and a Party’s or the Seller Parent’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.
Section 2.5     Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective successors and assigns. Seller may assign its rights under this Agreement to an Affiliate. Purchaser may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of Seller save that, following the applicable Closing Date (as set forth in each Master Purchase Agreement), Purchaser may assign its rights under this Agreement with respect to the underlying country for which a Closing has occurred as security to any Persons providing finance to the Purchaser for such country without the prior written consent of Seller. No Party may delegate

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any performance of its obligations under this Agreement. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the Parties and the Seller Parent, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 2.5.
Section 2.6     Severability. If any term or provision of this Agreement is held to be void, invalid, illegal or unenforceable in any situation or jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect, so long as the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.
Section 2.7     Governing Law. The internal Laws of the State of Texas (without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement, the Master Purchase Agreements, and the Contemplated Transactions, including their validity, interpretation, construction, performance and enforcement and any disputes, claims or controversies arising therefrom or related thereto. Notwithstanding the above, any other Transaction Document which expressly specifies a different choice of law shall be governed by such choice of law indicated therein.
Section 2.8     Disputes. All actions with respect to any dispute arising out of, in connection with or in relation to this Agreement or the Contemplated Transactions shall be governed by Section 11.11 of the Master Purchase Agreements.
Section 2.9     Other Miscellaneous Provisions. Sections 11.8, 11.9, and 11.12 through 11.16 of the Master Purchase Agreements are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this Agreement and the Parties and the Seller Parent mutatis mutandis.
(Remainder of Page Intentionally Blank. Signature page follows.)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives with effect as of the Agreement Effective Date.

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:     /s/ Joshua McMorrow
Name:     Joshua McMorrow
Title:     Managing Officer

ADES INTERNATIONAL HOLDING LTD.

By:     /s/ Mohamed Farouk
Name:     Mohamed Farouk
Title:     CEO
Solely for the purpose of providing the confirmation in Section 1.6:
WEATHERFORD INTERNATIONAL PLC

By:     /s/ Joshua McMorrow
Name:     Joshua McMorrow
Title:     Vice President

Signature page to Bridging Agreement